Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1818 Market Street
Philadelphia, PA 19103

For further information contact:	For release: Immediately
Jeffrey Shields (media) 215-977-6056
Peter Gvazdauskas (investors) 215-977-6322
SUNOCO LOGISTICS ANNOUNCES EARNINGS FOR FOURTH QUARTER 2014; GENERATES RECORD DISTRIBUTABLE CASH FLOW FOR FOURTH CONSECUTIVE YEAR
PHILADELPHIA, February 18, 2015 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the "Partnership") today announced results for the fourth quarter 2014. Adjusted EBITDA for the three months ended December 31, 2014 was $237 million, a $27 million increase compared to the fourth quarter 2013. The Partnership's Adjusted EBITDA was $971 million for the year ended December 31, 2014. The net loss attributable to partners for the fourth quarter 2014 was $127 million ($0.80 loss per limited partner unit diluted), which included a $258 million non-cash inventory write down resulting from the decline in commodity prices. This write down was excluded from the Partnership's determination of Adjusted EBITDA and Distributable Cash Flow as the inventory represents a base operating level that is not expected to have a financial impact in the foreseeable future. Net income attributable to partners was $102 million ($0.32 per limited partner unit diluted) for the fourth quarter 2013. Recent highlights include:

•	Distributable Cash Flow of $177 million for the fourth quarter 2014

•	Twenty-one percent distribution increase to $1.60 (annualized) compared to the fourth quarter 2013

•	Distribution coverage ratio of 1.47x for the twelve months ended December 31, 2014

•	Ended the quarter with a Debt-to-Adjusted EBITDA ratio of 3.7x calculated in accordance with our credit agreement

•	Issued $1.25 billion of debt and equity financing in support of our expansion capital program during the fourth quarter

•	Announced successful open seasons for the Delaware Basin Extension and Mariner East 2 projects

•
Acquired the outstanding 40 percent noncontrolling interests in West Texas Gulf Pipeline Company for $456 million in two separate transactions, which closed in December 2014 and January 2015, respectively

"We are pleased to announce another record year of financial results," said Michael Hennigan, President and Chief Executive Officer. "Both our 2014 Adjusted EBITDA and Distributable Cash Flow are all-time highs and this is the fourth consecutive year we’ve achieved an annual record in Distributable Cash Flow. In addition, we grew our ratable, fee-based, blue bar earnings approximately 20 percent in 2014.  Also, including acquisitions, we spent a record $3 billion in growth capital during the year.  These fee-based investments will lead to future ratable cash flow growth."

"While the current commodity price environment has brought volatility and uncertainty to the energy industry, our strategic plan has not changed. We are confident we will execute our stated growth plan to expand our crude and NGL platforms, increasing our ratable cash flow.  Our approximate $2 billion organic capital forecast for 2015 remains unchanged. Our key projects for 2015 include continuing to expand critical takeaway capacity under long-term fee-based contractual commitments with shippers in the Permian Basin and the Marcellus and Utica Shales."

On the West Texas Gulf acquisition, Hennigan said, "We are pleased to announce that we recently acquired the remaining 40 percent interest in the West Texas Gulf pipeline system for $456 million from our partners. The West Texas Gulf system, which is a very strategic asset for our West Texas crude system, connects Permian Basin crude to multiple markets and connects to the Mid-Valley pipeline system in Longview, Texas. We will continue to diligently look for opportunities to grow our business through the acquisition market where it fits with our long-term strategy."

DETAILS OF FOURTH QUARTER SEGMENT ADJUSTED EBITDA

	Three Months Ended December 31,
	2014	2013	Variance
	(in millions)
Crude Oil Pipelines	$85	$102	$(17)
Crude Oil Acquisition and Marketing	32	33	(1)
Terminal Facilities	102	62	40
Products Pipelines	18	13	5
Adjusted earnings before interest, taxes, depreciation and amortization expense ("Adjusted EBITDA") (1)	$237	$210	$27
(1) For a detailed definition of the components included within Adjusted EBITDA, see the Non-GAAP Financial Measures table for a reconciliation to the applicable generally accepted accounting principles ("GAAP") metric.
Crude Oil Pipelines
Adjusted EBITDA for the Crude Oil Pipelines segment decreased $17 million to $85 million compared to the prior year period. The decrease was due primarily to operational downtime on the Mid-Valley pipeline system. Also contributing to the decrease were increased pipeline maintenance costs, lower pipeline operating gains, and higher costs associated with growth projects. These negative impacts were partially offset by higher throughput volumes largely attributable to expansion projects placed in service in 2014 to support the demand for transportation of West Texas crude oil.
Crude Oil Acquisition and Marketing
Adjusted EBITDA for the Crude Oil Acquisition and Marketing segment decreased $1 million to $32 million. The decrease in Adjusted EBITDA was primarily attributable to lower crude oil margins driven by contracted crude oil differentials compared to the prior year period. Increased crude oil volumes resulting from higher market demand and the expansion of our crude oil trucking fleet largely offset the decrease.
Terminal Facilities
Adjusted EBITDA for the Terminal Facilities segment increased $40 million to $102 million. The increase was due primarily to higher volumes and increased margins from our refined products and natural gas liquids acquisition and marketing activities. The current year increase was also impacted by favorable inventory timing compared to the prior year period.
Products Pipelines
Adjusted EBITDA for the Products Pipelines segment increased $5 million to $18 million compared to the prior year period. The increase was due primarily to operating results from the Mariner West project, which commenced operations in December 2013, and higher contributions from joint-venture interests. These improvements were partially offset by higher costs associated with growth projects.
FINANCING UPDATE
Net interest expense was $16 million for the three months ended December 31, 2014 compared to $19 million for the prior year period. These amounts included amortization of $3 and $6 million, respectively, on the fair value adjustments recorded on our long-term debt. Excluding these non-cash items, net interest expense decreased $6 million compared to the prior year period due primarily to higher capitalized interest associated with our expansion capital program. This was partially offset by higher interest expense attributable to the April 2014 and November 2014 issuances of senior notes for a total of $2 billion.
In the fourth quarter 2014, we issued 5.3 million units under our ATM program for $247 million of net proceeds. When combined with the September 2014 overnight equity offering of 7.7 million units and ATM program units issued in prior quarters, the Partnership raised $839 million with the issuance of 18.0 million units to support its expansion capital program in 2014.

CAPITAL EXPENDITURES

	Twelve Months Ended December 31,
	2014	2013
	(in millions)
Expansion	$2,483	$965
Maintenance	76	53
Acquisitions	406	60
Investment in joint venture interests	42	—
Total	$3,007	$1,078
Our expansion capital spending for the twelve months ended December 31, 2014 included projects to: invest in the previously announced Mariner and Allegheny Access projects; invest in our crude oil infrastructure by increasing our pipeline capabilities through previously announced expansion capital projects in Texas and Oklahoma; expand the service capabilities of our refined products and natural gas liquids acquisition and marketing business; and upgrade the service capabilities at our bulk marine terminals. Acquisitions for the twelve months ended December 31, 2014 included a crude oil acquisition and marketing business and related assets, a controlling financial interest in a rail facility, and the acquisition of additional ownership interests in a consolidated crude oil pipeline subsidiary. We expect total expansion capital spending, excluding acquisitions and investment in joint venture interests, to be approximately $2 billion in 2015. Maintenance capital spending is expected to be approximately $70 million in 2015. Our expenditures are expected to be funded from cash provided by operations, borrowings under our credit facilities, and with proceeds from debt and equity offerings, as necessary.
INVESTOR CALL
We will host a conference call regarding fourth quarter results on Thursday, February 19, 2015 at 8:00 am ET (7:00 am CT). Those wishing to listen can access the call by dialing (USA toll free) 1-800-369-2171; International (USA toll) 1-517-308-9315 and request "Sunoco Logistics Partners Earnings Call, Conference Code: Sunoco Logistics." This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately one hour following the completion of the call. To access the replay, dial 1-800-759-1940. International callers should dial 1-402-998-0471.
ABOUT SUNOCO LOGISTICS
Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary crude oil, refined products, and natural gas liquids pipelines, terminalling and acquisition and marketing assets which are used to facilitate the purchase and sale of crude oil, refined products, and natural gas liquids. SXL’s general partner is a consolidated subsidiary of Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. web site at www.sunocologistics.com.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of distributions by Sunoco Logistics Partners L.P. to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, distributions by Sunoco Logistics Partners L.P. to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil, refined products and natural gas liquids that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2014, and in the Partnership’s subsequent Form 8-K and 10-Q filings. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Three Months Ended December 31,
	2014	2013	Variance
	(in millions, except per unit amounts)
Income Statement:
Sales and other operating revenue	$3,875	$4,288	$(413)

Cost of products sold	3,545	4,040	(495)
Operating expenses (1)	72	31	41
Selling, general and administrative expenses (1)	36	22	14
Depreciation and amortization expense	76	69	7
Impairment charge and other related matters	258	—	258
Total costs and expenses	3,987	4,162	(175)
Operating Income (Loss)	(112)	126	(238)
Interest cost to affiliates, net	—	(1)	1
Interest cost and debt expense, net	(44)	(25)	(19)
Capitalized interest	28	7	21
Other income	7	5	2
Income (Loss) Before Provision for Income Taxes	(121)	112	(233)
Provision for income taxes	(4)	(7)	3
Net Income (Loss)	(125)	105	(230)
Less: Net Income attributable to noncontrolling interests	(2)	(3)	1
Net Income (Loss) Attributable to Partners	$(127)	$102	$(229)

Calculation of Limited Partners' interest:
Net Income (Loss) attributable to Partners	$(127)	$102	$(229)
Less: General Partner's interest	(50)	(36)	(14)
Limited Partners' interest in Net Income (Loss)	$(177)	$66	$(243)

Net Income (Loss) per Limited Partner unit: (2)
Basic	$(0.80)	$0.32

Diluted	$(0.80)	$0.32

Weighted Average Limited Partners' units outstanding: (2)
Basic	222.4	207.6

Diluted	222.4	208.7

(1)
During the fourth quarter 2014, we adjusted our presentation of certain operating expenses and selling, general and administrative expenses to conform to the presentation utilized by ETP. These changes did not impact our net income. Prior period amounts have been recast to conform to current presentation.

(2)	Amounts reflect the second quarter 2014 two-for-one unit split.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Twelve Months Ended December 31,
	2014	2013	Variance
	(in millions, except per unit amounts)
Income Statement:
Sales and other operating revenue	$18,088	$16,639	$1,449

Cost of products sold	16,853	15,574	1,279
Operating expenses (1)	196	148	48
Selling, general and administrative expenses (1)	118	92	26
Depreciation and amortization expense	296	265	31
Impairment charge and other related matters	258	—	258
Total costs and expenses	17,721	16,079	1,642
Operating Income (Loss)	367	560	(193)
Interest cost to affiliates, net	1	(1)	2
Interest cost and debt expense, net	(146)	(97)	(49)
Capitalized interest	78	21	57
Other income	25	21	4
Income Before Provision for Income Taxes	325	504	(181)
Provision for income taxes	(25)	(30)	5
Net Income	300	474	(176)
Less: Net Income attributable to noncontrolling interests	(9)	(11)	2
Net Income Attributable to Partners	$291	$463	$(174)

Calculation of Limited Partners' interest:
Net Income attributable to Partners	$291	$463	$(174)
Less: General Partner's interest	(181)	(124)	(57)
Limited Partners' interest in Net Income	$110	$339	$(231)

Net Income per Limited Partner unit: (2)
Basic	$0.52	$1.63

Diluted	$0.51	$1.63

Weighted Average Limited Partners' units outstanding: (2)
Basic	212.9	207.6

Diluted	214.1	208.6

(1)
During the fourth quarter 2014, we adjusted our presentation of certain operating expenses and selling, general and administrative expenses to conform to the presentation utilized by ETP. These changes did not impact our net income. Prior period amounts have been recast to conform to current presentation.

(2)	Amounts reflect the second quarter 2014 two-for-one unit split.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	December 31, 2014	December 31, 2013
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$101	$39

Advances to affiliated companies (1)	$—	$239

Revolving credit facilities	$185	$235
Senior Notes	3,975	2,150
Unamortized fair value adjustments (2)	106	120
Unamortized bond discount	(6)	(2)
Total Debt	$4,260	$2,503

Sunoco Logistics Partners L.P. equity	$6,678	$6,204
Noncontrolling interests	60	121
Total Equity	$6,738	$6,325

(1)
Represented cash held by an affiliate in connection with our participation in a centralized cash management program. In the fourth quarter 2013, we established separate cash accounts and began to transition to processing our own cash receipts and disbursements. We have completed the transition and ceased participation in the cash management program.

(2)
In connection with the application of push-down accounting, our senior notes were adjusted to fair value upon the closing of the acquisition of our general partner by Energy Transfer Partners, L.P. on October 5, 2012.

Sunoco Logistics Partners L.P.
Financial and Operating Statistics
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(in millions)		(in millions)
Sales and other operating revenue
Crude Oil Pipelines	$142	$139	$555	$495
Crude Oil Acquisition and Marketing	3,395	3,968	16,418	15,518
Terminal Facilities	356	215	1,224	751
Products Pipelines	51	34	178	130
Intersegment eliminations	(69)	(68)	(287)	(255)
Total sales and other operating revenue	$3,875	$4,288	$18,088	$16,639

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(in millions)		(in millions)
Adjusted EBITDA
Crude Oil Pipelines	$85	$102	$377	$349
Crude Oil Acquisition and Marketing	32	33	163	233
Terminal Facilities	102	62	346	233
Products Pipelines	18	13	85	56
Total Adjusted EBITDA	$237	$210	$971	$871

Sunoco Logistics Partners L.P.
Financial and Operating Statistics Notes
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Operating Highlights

Crude Oil Pipelines:
Pipeline throughput (thousands of barrels per day ("bpd"))	2,122	2,009	2,125	1,866
Pipeline revenue per barrel (cents)	72.7	75.2	71.6	72.7

Crude Oil Acquisition and Marketing:
Crude oil purchases (thousands of bpd)	903	734	873	749
Gross profit per barrel purchased (cents) (1)	48.8	60.1	60.5	94.9
Average crude oil price (per barrel)	$73.12	$97.50	$92.92	$98.00

Terminal Facilities:
Terminal throughput (thousands of bpd):
Refined products terminals	404	422	414	431
Nederland terminal	1,135	977	1,233	932
Refinery terminals	282	324	288	397

Products Pipelines: (2)
Pipeline throughput (thousands of bpd)	554	586	552	571
Pipeline revenue per barrel (cents)	99.2	63.9	88.1	62.5

(1)	Represents total segment sales and other operating revenue less cost of products sold and operating expenses divided by total crude oil purchases.

(2)	Excludes amounts attributable to equity interests which are not consolidated.

Sunoco Logistics Partners L.P.
Non-GAAP Financial Measures
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(in millions)		(in millions)
Net Income (Loss)	$(125)	$105	$300	$474
Interest expense, net	16	19	67	77
Depreciation and amortization expense	76	69	296	265
Provision for income taxes	4	7	25	30
Non-cash compensation expense	4	4	16	14
Unrealized (gains) losses on commodity risk management activities	(3)	11	(17)	(1)
Amortization of excess investment in joint venture interests	—	1	2	2
Proportionate share of unconsolidated affiliates’ interest, depreciation and provision for income taxes	7	4	24	20
Non-cash accrued liability adjustment	—	(10)	—	(10)
Non-cash inventory write down	258	—	258	—
Adjusted EBITDA (1)	237	210	971	871
Interest expense, net	(16)	(19)	(67)	(77)
Provision for current income taxes (2)	(4)	(6)	(29)	(24)
Amortization of fair value adjustments on long-term debt	(3)	(6)	(14)	(23)
Distributions versus Adjusted EBITDA of unconsolidated affiliates	(9)	(6)	(35)	(27)
Maintenance capital expenditures	(29)	(16)	(76)	(53)
Distributable cash flow attributable to noncontrolling interests	(2)	(3)	(12)	(16)
Contributions attributable to acquisition from affiliate	3	3	12	9
Distributable Cash Flow (1) (2)	$177	$157	$750	$660

(1)
Our management believes that Adjusted EBITDA and distributable cash flow information enhances an investor’s understanding of a business’s ability to generate cash for payment of distributions and other purposes. Adjusted EBITDA and distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States GAAP and may not be comparable to other similarly titled measures of other businesses.

(2)
During the third quarter 2014, we changed our definition of distributable cash flow to conform to the presentation utilized by ETP. This change did not have a material impact on our distributable cash flows. Prior period amounts have been recast to conform to current presentation.